STOCK OPTION AGREEMENT

FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
OF THE INTERNAL REVENUE CODE
PURSUANT TO THE
DIMECO, INC.
2010 EQUITY INCENTIVE PLAN

FOR EXECUTIVE OFFICERS

STOCK OPTIONS for a total of __________ shares of Common Stock of Dimeco, Inc. (the “Company”), which Option is intended to qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended, is hereby granted to ______________, (the “Optionee”), at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of the 2010 Equity Incentive Plan (the “Plan”) adopted by the Company which is incorporated by reference herein, receipt of which is hereby acknowledged.

1.           Option Price.  The Option price is $_____ for each Share, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option (_____________, 2010).

2.           Exercises of Option.  This Option shall be exercisable in accordance with provisions of the Plan, provided the holder of such Option is an employee or director of The Dime Bank (the “Bank”) or the Company as of such date, as follows:

(a)           Schedule of Rights to Exercise.
Date	Options	Percentage of Total Shares Awarded Which Are Exercisable/ Non-forfeitable

Upon grant	0	0%
As of _______, 2011	_____	20%
As of _______, 2012	_____	40%
As of _______, 2013	_____	60%
As of _______, 2014	_____	80%
As of _______, 2015	_____	100%

A.           Such Options awarded to the Optionee are intended to satisfy the requirements of Aincentive stock options@ (AISOs@) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.  In the event that the Fair Market Value of the Common Stock subject to such grant to the Optionee exceeds $100,000 per vesting event, then the excess of each installment shall be deemed non statutory stock options (not qualifying as ISOs).

B.           Options awarded to the Optionee shall continue to vest annually during such period that he serves as an employee or director of the Bank or the Company.

C.           Except in the event of death or Disability of the Participant or a Change in Control of the Company, a minimum of six months must elapse between the date of the grant of an Option and the date of the sale of the Common Stock received through the exercise of such Option.

D.           Upon termination of service, absent Disability or death, such options which are exercisable as of such date of termination of service shall cease to be exercisable three months from the date of termination of employment. All other options shall be forfeited as of such date of termination of service.

E.           Upon Disability, such Option shall be deemed exercisable as if the Participant had attained the next applicable vesting event. All Options shall be exercisable for a period of time prior to the earlier of (1) the Option expiration date and (2) one year from such date of termination of employment, but only if, and to the extent that, the Participant was entitled to exercise any such Options at the date of such termination of employment as a result of such Disability or would have been eligible to exercise such Option had the Participant continued employment through the date of the next applicable vesting event.

F.           Upon death, such Option shall be deemed exercisable as if the Participant had attained the next applicable vesting event.  All Options shall be exercisable by the estate for 2 years from date of death, not to exceed initial option term, but only if, and to the extent that, the Participant was entitled to exercise any such Options at the date of death or would have been eligible to exercise such Options had the Participant continued employment through the date of the next applicable vesting event.

G.           Upon a Change in Control of the Company or the Bank, all Options shall be immediately exercisable.

H.           Upon termination of employment with the Company or the Bank, if the Participant continues status as a Director of the Bank or the Company, the Participant is entitled to continue to exercise any such Stock Options during such continued service as a Director, and Options that are not yet earned and exercisable shall continue to become and earned and exercisable during such continued period of service as a Director; provided that such Options shall be deemed non-statutory stock options following three months from the date of termination of employment as an employee of the Company or the Bank.

(b)           Method of Exercise.  This Option shall be exercisable by a written notice which shall:

(i)           State the election to exercise the Option, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such Shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

(ii)           Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

(iii)           Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

(iv)           Be in writing and delivered in person or by certified mail to the Treasurer of the Company.

Payment of the purchase price of any Shares with respect to which the Option is being exercised shall be by shares of Company Common Stock, certified check, bank cashier's or teller's check.  Common Stock utilized in full or partial payment of the exercise price must have been owned by the party exercising such Option for not less than six months prior to the date of exercise of such Option, and such Common Stock shall be valued at the Fair Market Value at the date of exercise.  The Company shall accept full or partial payment in Common Stock only to the extent permitted by applicable law. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered directly in the name of the person or persons exercising the Option or held in a brokerage or trust account for the benefit of such person or persons.

(c)           Restrictions on Exercise.  This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation.  As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

3.           Non-transferability of Option.  This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee.  The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

4.           Term of Option.  This Option may not be exercised more than ten (10) years from the Date of Grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option Award Agreement. Notwithstanding anything herein in to the contrary, to the extent that the Optionee shall be deemed a 10% stockholder in accordance with Sections 422 and 318 of the Code, then with respect to ISOs, the Option exercise price shall be 110% of the exercise price noted above, and the option term shall be only 5 years from the Date of Grant.

5.           Adjustments.  Subject to any required action by the stockholders of the Company,  the number of Shares of Common Stock covered by this Award and the exercise price per Share shall be proportionately adjusted for the following events occurring after the Date of Grant: upon any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution with respect to the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction affecting the Common Stock; or a sale of all or substantially all the business or assets of the Company in its entirety.

6.           Related Matters.  Notwithstanding anything herein to the contrary, additional conditions or restrictions related to such Options may be contained in the Plan or the resolutions of the Plan Committee authorizing such grant of Options.

DIMECO, INC.

Date of Grant:	, 2010	By:

Attest:

[SEAL]

OPTIONEE ACKNOWLEDGEMENT

OPTIONEE		DATE

INCENTIVE STOCK OPTION EXERCISE FORM

PURSUANT TO THE
DIMECO, INC.
2010 EQUITY INCENTIVE PLAN

(Date)

Dimeco, Inc.
120 Sunrise Avenue
Honesdale, Pennsylvania   18431

Dear Sir:

The undersigned elects to exercise the Incentive Stock Option to purchase __________ shares of Common Stock of Dimeco, Inc. under and pursuant to a Stock Option Agreement dated ________________.

Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

$	of cash or check
of Common Stock
$	Total

The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name

Address

Social Security Number

Very truly yours,